Exhibit 10.6

EQUITY INTEREST PLEDGE AGREEMENT

This Equity Interest Agreement (this “Agreement”) is entered into on July 10th, 2017 in Guangzhou, China, by and among:

1.	Pledgee: Guangzhou Huya Technology Co., Ltd.

Registered Address: Room 3707, 79 Wanbo Second Road, Nancun Town, Panyu District, Guangzhou.

2.	Pledgor: Guangzhou Qinlv Investment Consulting Co., Ltd.

Registered Address: Room 3505, 79 Wanbo Second Road, Nancun Town, Panyu District, Guangzhou.

3.	Domestic-funded Company: Guangzhou Huya Information Technology Co., Ltd.

Registered Address: Unit 10, Floor 28, Building B-1, North District, Wanda Plaza, Wanbo Business District, 79 Wanbo Second Road, Nancun Town, Panyu District, Guangzhou.

Whereas:

(1)	The Pledgor holds 0.99% equity interests of the Domestic-funded Company, and no pledge or other rights or encumbrance has been created over these equity interests.

(2)	The Pledgee is a Wholly Owned Foreign Enterprise registered in the PRC.

(3)	The Pledgor agrees to pledge all of its equity interests in the Domestic-funded Company to the Pledgee as security for the performance of all the Contractual Obligations (defined hereunder).

Now, the parties agree as follows:

Article 1 Definitions

Unless otherwise provided in the context, in this Agreement:

1.1.	Contractual Obligations: refers to all the contractual obligations of the Pledgor hereunder and the representations, guarantees and undertakings made by the Pledgor in this Agreement and the agreements listed in Annex I.

1.2.	Secured Debts: refers to all direct and indirect losses and loss of any foreseeable interests suffered by the Pledgee as a result of any Default Event by the Pledgor and/or the Domestic-funded Company; and the costs incurred by the Pledgee for enforcing the performance by the Pledgor and the Domestic-funded Company of their Contractual Obligations and the costs of realizing the pledge.

1.3.	Pledge: defined in Article 2 of this Agreement.

1.4.	Pledged Equity Interests: refers to all equity interests legally owned by the Pledgor in the Domestic-funded Company.

1.5.	Pledge Term: refers to the period as specified in Article 3.1 of this Agreement.

1.6.	Defaulting Event: refers to any event listed in Article 7 of this Agreement.

1.7.	Default Notice: refers to the notice given by the Pledgee regarding the Default Event in accordance with this Agreement.

Article 2 Pledge

The Pledgor hereby pledges the Pledged Equity Interests as defined in this Agreement to the Pledgee as security for the comprehensive and complete performance of the Contractual Obligations by the Pledgor and the Domestic-funded Company. The Pledgor shall enjoy pledge and security rights and interests over the Pledged Equity Interests (the “Pledge”) and enjoy the priority of compensation.

Article 3 Pledge Term

3.1.	The Pledge becomes effective when the pledge of the Pledged Equity Interests is registered with the industry and commerce administrative bureau, and shall be extinguished at the date when the Secured Debts are completely settled. The Pledgor shall, according to the relevant laws and regulations of the People’s Republic of China, within thirty (30) days upon the execution of this Agreement, submit application documents for registration of the pledge matters to the industry and commerce registration authority at the place where the Domestic-funded Company is located.

3.2.	During the Pledge Term, in the event that the Domestic-funded Company or the Pledgor fails to perform all the Contractual Obligations, or in any Default Event as specified in Article 7, the Pledgee is entitled to dispose the Pledged Equity Interests pursuant to the relevant laws and regulations of the People’s Republic of China.

Article 4 Custody of Pledge Certificate

4.1.	During the Pledge Term specified in this Agreement, the pledgor shall execute or procure the Domestic-funded Company to execute the capital contribution certificates and the registers of members attached hereto, and deliver the abovementioned formally executed documents and the certificate of pledge registration with the industry and commerce registration authority to the Pledgee. And the Pledgee shall keep custody such documents throughout the entire Pledge Term as specified in this Agreement.

4.2.	From the execution date of this Agreement, the Pledgee has the right to collect all the cash and non-cash incomes, including all the dividends, arising from the Pledged Equity Interests.

Article 5 Pledgor’s Representations and Warranties

5.1.	The Pledgor is the only legal owner of the Pledged Equity Interests.

5.2.	At any time, there shall be no interference from any other party once the Pledgee exercises the Pledgee’s rights according to this pledge agreement.

5.3.	The Pledgee has the right to dispose and transfer the Pledge according to the ways as provided in this Agreement.

5.4.	The Pledgor has not created any other security interest over the Pledged Equity Interests, except for the Pledgee.

Article 6 Pledgor’s Undertakings

6.1.	During the term of this Agreement, the Pledgor undertakes to the Pledgee that the Pledgor:

6.1.1.	Without prior written consent of the Pledgee, shall not transfer the Pledged Equity Interest and shall not create or allow the existence of any pledge or other forms of security which may affect the Pledgee’s rights and interests;

6.1.2.	Will abide by and follow the provisions of all laws and regulations in related to pledge of interests, and upon receiving any notice, order or direction given or formulated by the relevant authority with respect to the Pledge, will notify the Pledgee of such notice, order or direction within five (5) days upon the receipt thereof, and comply with such notice, order or direction, or submit any dissenting opinions and statements at the request of the Pledgee or with the consent of the Pledgee;

6.1.3.	The Pledgor will immediately notify the Pledgee of any event or notice received which may possibly affect the Pledged Equity Interests or any part of rights attached, and any other event or received notice which may possibly change the warrants and obligations of the Pledgor under this Agreement, or the performance of the obligations hereunder by the Pledgor.

6.2.	The Pledgor agrees that, the rights granted to the Pledgee regarding the Pledge in accordance with this Agreement shall not be interrupted or impaired by any legal proceedings initiated by the Pledgor, its successors, its authorized persons, or any other person.

6.3.	The Pledgor warrants to the Pledgee that, for safeguarding or consummating the Pledgee’s security rights under this Agreement, the Pledgor will faithfully sign, or cause the other parties materially related to the Pledge to sign all the right certificates and covenants, and/or perform and procure the other interested parties to perform any acts as required by the Pledgee, and facilitate the exercise of rights and authorizations granted to the Pledgee hereunder, and enter into any documents related to change of ownership of the equity interests with the Pledges or its designated persons (natural person/legal person), and provide to the Pledgee any and all notices, orders and decisions relating to the Pledge as deemed necessary by the Pledgee within the reasonable period.

6.4.	The Pledgor warrants to the Pledgee that, for the Pledgee’s benefits, the Pledgor will abide by and perform all the warrants, undertakings, agreements, representations and conditions. The Pledgor will indemnify the Pledgee of all losses incurred that is caused by the failure in or partial failure in the performance of such warrants, undertakings, agreements, representations or conditions by the Pledgor.

6.5.	The Pledgor guarantees to the pledgee that, together with the other shareholders, the pledgee shall be jointly liable for the obligations under this Agreement.

6.6.	The Pledgor irrevocably agrees to give up the preemptive right regarding the equity interests pledged to the Pledgee by the other shareholders of the Domestic-funded Company in the event of transfer of equity interests when the Pledgee’s exercising the pledge.

Article 7 Defaulting Events

7.1.	Any of the following is deemed as a Defaulting Event:

7.1.1.	The Pledgor or the Domestic-funded Company fails to fully perform its Contractual Obligations;

7.1.2.	Any of representations or warrants made by the Pledgor in Article 5 hereof is materially misleading or wrong, and/or, the Pledgor breaches any of the representations or warrants made by the Pledgor in Article 5 hereof;

7.1.3.	The Pledgor breaches the undertakings in Article 6 hereof;

7.1.4.	The Pledgor breaches any provision of this Agreement;

7.1.5.	Except for the circumstance agreed to in Article 6.1.1 hereof, the Pledgor abandons the Pledged Equity Interests, or transfers or intends to transfer the Pledged Equity Interests without the prior written consent of the Pledgee;

7.1.6.	Any external borrowings, guarantee, indemnification, undertakings or any other liabilities of the Pledgor (1) shall be repaid or performed earlier due to its default; or (2) cannot be repaid or performed when due, which causes the Pledgee to believe that the Pledgor’s capability of performing the obligations under this Agreement has been affected;

7.1.7.	Pledgor fails to repay general debt or other debt;

7.1.8.	Promulgation of relevant laws makes this Agreement illegal, or the Pledgor fails to continue the performance of its obligations hereunder;

7.1.9.	Any or all the consents, permits, approvals or authorizations from the governmental authorities necessary for the enforceability, legality or validity of this Agreement, are revoked, suspended, invalidated, or materially changed;

7.1.10.	Any adverse change to assets owned by the Pledgor makes the Pledgee believe that the Pledgor’s capability of performing its obligations hereunder has been affected;

7.1.11.	The successor or the custodian of the Domestic-funded Company can only perform part of or refuses to perform the payment obligations under the Exclusive Business Cooperation Agreement;

7.1.12.	Other circumstances that the Pledgor cannot exercise or dispose the Pledge because of the provision of relevant laws.

7.2.	The Pledgor shall immediately notify the Pledgee in writing of the occurrence of any event mentioned in Clause 7.1 or any event which may cause the occurrence of any abovementioned event.

7.3.	Unless any of the abovementioned Defaulting Event has been resolved to the Pledgee’s full satisfaction, the Pledgee is entitled to give a written Default Notice to the Pledgor anytime upon or following the occurrence of the Defaulting Event, and to dispose the Pledge in accordance with this Agreement and relevant laws and regulations of the PRC.

Article 8 Exercise of Pledge

8.1.	The Pledgor shall not abandon, transfer or dispose by other ways the Pledged Equity Interests without prior written consent of the Pledgee before the Contractual Obligations are completely performed.

8.2.	The Pledgee shall give a Default Notice to the Pledgor when exercising the Pledge.

8.3.	Subject to Article 7.3, the Pledgee may exercise the right to dispose the Pledge at the same time or at any time after the Pledgee gives the Default Notice in accordance with Article 7.3.

8.4.	The Pledgee shall have the right, following the procedures provided by the law, to convert all or part of the equity interests specified under this Agreement to money value, or to be paid in priority by the proceeds of auctioning or selling the equity interests, until all the Secured Debts are completely repaid.

8.5.	As the Pledgee disposes the Pledge in accordance with this Agreement, the Pledgor shall not cause obstruction and shall provide assistance necessary for the realization of the Pledge by the Pledgee.

8.6.	The proceeds generated by the Pledgee’s exercising the Pledge shall be disposed in the following order: First, to pay all the expenses (including the remuneration to its lawyers and agents) arising out of the disposal of the Pledged Equity Interests and the Pledgee’s exercise of its rights and powers; Second, to pay taxes and fees payable due to the disposal of the Pledged Equity Interests; Third, to repay the Secured Debt. In the event that there is any remaining balance after deducting the abovementioned items, the Pledgee shall, return the remaining balance to the Pledgor or the other persons who enjoy the rights to such balance according to relevant laws and regulation, or deposit at the notarial authority at the place where the Pledgor is located (any expenses incurred thereby shall be borne by the Pledgor). In the event that the proceeds after converting, auctioning or selling the Pledged Equity Interests are not enough for repaying the Secured Debts, the Pledgor shall pay the difference.

Article 9 Default Liabilities and Indemnification

9.1.	Default Liabilities. The parties agree and acknowledge that, if any party (the “Defaulting Party”) breaches substantially any of the provisions herein or fails substantially to perform or fails to perform on time any of the obligations hereunder, such breach or failure shall constitute a default under this Agreement (the “Default”). In such events, apart from enjoying other relevant rights provided by this Agreement, any of the other parties without default (the “Non-defaulting Party”) shall be entitled to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within ten (10) days of receiving the written notice of the Non-defaulting Party thereof, then the Non-defaulting Parties have the rights to claim the Defaulting Party to indemnify the damages.

9.2.	Indemnification. The Pledgor shall indemnify the Pledgee in full as to any losses, damages, obligations and / or costs caused by any action, claim or other request against the Pledgee arising out of the performance of this Agreement, and shall hold harmless any damage or loss caused by the acts of the Pledgor or requests by any third party due to the acts of the Pledgor.

Article 10 Assignment

10.1.	Unless with the prior consent of the Pledgee, the Pledgor has no right to grant or assign any of its rights and obligations hereunder.

10.2.	This Agreement shall be binding upon the Pledgor and its successors, and shall be in effect for the Pledgee and every successor and assignee.

10.3.	The Pledgee has the right to, at any time, assign any of its rights and obligations under this Agreement to its designated person (natural person/legal person), and under such circumstance, the assignee shall enjoy and assume the same rights and obligations same which the Pledgee enjoys and assumes hereof, as if the assignee is the original party to this Agreement. When the Pledgee transfers any of its rights and obligations hereof, the Pledgor shall execute any necessary agreement and/or instruments at the request of the Pledgee.

Article 11 Termination

This Agreement shall terminate upon the complete fulfillment of all the Contractual Obligations, or the complete repayment of all the Secured Debts (whichever is later).

Article 12 Fees and Other Costs

12.1.	Any and all costs and expenses actually incurred in relation to this Agreement, including but not limited to legal expenses, costs, stamp duty, as well as any other taxes and fees, will be fully borne by the Pledgor.

12.2.	If the Pledgor fails to pay any tax or fees payable in accordance with the provisions of this Agreement, or for other reasons cause the Pledgee to seek recourse by any way or method, the Pledgor shall be liable for all the expenses therefore incurred (including but not limited to various taxes and fees, handling fees, management fees, litigation fees, lawyers’ fees and various insurance premiums, etc. for handling the Pledge).

Article 13 Applicable Law and Dispute Resolution

13.1.	Applicable Law. The execution, effectiveness, interpretation and performance of this Agreement and the resolution of disputes hereunder shall be governed by the laws of the PRC.

13.2.	Dispute Resolution. In the event of any dispute arising out of or in relation to this Agreement, the parties shall first resolve the dispute through friendly negotiation. In the event that any dispute arising out of or in relation to this Agreement fails to be resolved through friendly negotiation, any of the parties may submit the relevant dispute to Guangzhou Arbitration Commission for arbitration in Guangzhou, in accordance with its Arbitration Rules. The arbitration panel shall consist of three arbitrators. The arbitration award shall be final and binding on all parties. Except provided otherwise by the arbitration award, all the costs shall be borne by the losing party or parties. All the parties agree that the arbitration proceedings shall be confidential.

Article 14 Change of Law

After this Agreement becomes effective, if any central or local, legislative or administrative authority of China makes any changes to the provisions of any law, rule, regulation or other regulatory document at central or local level in China, including amendment of, addition to or abolishment of existing laws, regulations or other regulatory documents, or interpretation of or promulgation of implementation measures or rules for existing laws, rules, regulations and other regulatory documents (collectively referred to as the “Amendments”), or promulgation of new laws, rules, regulations or other regulatory documents (collectively referred to the “New Provisions”), the following shall apply:

14.1.	If the Amendments or the New Provisions are more beneficial to any party than the relevant laws, rules, regulations or regulatory documents in effect on the effective date of this Agreement (and the other parties are not thereby seriously and adversely affected), then all the parties shall promptly apply to relevant authorities (if applicable) for the benefits conferred by the Amendments or the New Provisions. Each party shall use its best endeavors to procure the application to be approved.

14.2.	If the Amendments or the New Provisions cause the economic interests of the Pledgee under this Agreement to be seriously and adversely affected, whether directly or indirectly, and the parties fail to eliminate the such adverse effect on the economic interests of the Pledgee according to the provisions of this Agreement, then after the Pledgee inform the other parties, all the parties shall negotiate promptly to make all necessary amendments to this Agreements so as to protect the economic interests of the Pledgee to the maximum extent.

Article 15 Force Majeure

15.1.	“Force Majeure Event” refers to any event which is beyond the reasonable control of one party and is inevitable even under the reasonable attention of the affected party, including but not limited to acts of God, war or riots. However, lack of credit, funding or financing shall not be considered beyond one party’s reasonable control. Where the performance of this Agreement is delayed or obstructed by any Force Majeure Event, the party affected by the Force Majeure Event shall not assume any liability hereunder for the part of performance being delayed or obstructed. The party who is affected by Force Majeure Event and seeks for discharge of performance obligations under this Agreement shall notify the other parties such discharge and inform the steps to be taken to complete the performance.

15.2.	The party affected by the Force Majeure Event shall not therefore assume any liability hereunder. However, only where the affected party uses its reasonable best endeavor to perform this Agreement, may this party be waived of such performance obligation, and only within the scope of the part of performance being delayed or obstructed. Once the reasons for such waiver of responsibility are rectified and remedied, all the parties agree to use the best endeavors resume performance under this Agreement.

Article 16 Miscellaneous

16.1.	Notice. The notice under this Agreement shall be delivered by ways of hand delivery, fax or registered mail. If the notice is delivered by the way of registered mail, then the date of signature recorded on the receipt of the registered mail shall be the delivery date. If sent by ways of hand delivery or fax, then the date it is sent shall be the delivery date. Upon delivery by way of fax, the original document of the notice shall be delivered by way of registered mail or hand delivery immediately afterwards.

16.2.	Further Assurance. Each party agrees to promptly execute documents that are reasonably necessary or beneficial to the performance of the provisions and purposes of this Agreement and take further actions that are reasonably necessary or beneficial to the performance of the provisions and purposes of this Agreement.

16.3.	Entire Agreement. Except for any written amendments, additions or modifications made after the execution of this Agreement, this Agreement constitute the entire agreement among the parties in respect of the subject matters of this Agreement and supersedes all previous oral agreements or written negotiations, representations and contracts relating to the subject matters of this Agreement.

16.4.	Headings. The headings of this Agreement are for convenience only, and in no circumstances shall be used to explain, interpret or otherwise affect the meaning of the provisions of this Agreement.

16.5.	Severability of Agreement. If at any time any provision or provisions of this Agreement become invalid or unenforceable for contradiction with relevant laws, the provision is invalid or unenforceable only within the scope of such relevant laws and shall not affect the legal effects of the remaining provisions.

16.6.	Waiver of Rights. Any of the parties may waive its rights under terms and conditions of this Agreements, provided that the waiver is only effective in writing and with all the other parties’ consent. A waiver by a party in respect of a breach of contract by other parties shall not be constructed as a waiver of similar breaches in other cases.

16.7.	Amendments and Supplements. Any amendments or supplements to this Agreement shall be made by the parties in writing. Amendment agreements or supplemental agreements in relation to this Agreement duly signed by all the parties shall constitute part of this Agreement and shall take same effect as the original agreement.

16.8.	Agreement Copies. This Agreement shall be made into four copies in Chinese, each party shall have one copy, and one copy is used for registration with the industry and commerce bureau.

16.9.	Appendix. The appendixes attached herein constitute an integral part of this Agreement.

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(There is no text on this page)

Therefore, all the parties execute this Agreement on the date written first above.

Guangzhou Huya Technology Co., Ltd. (Seal)
[Company seal is affixed]

Signature:	/s/ DONG Rongjie
Name:	DONG Rongjie
Title:	Legal Representative

Guangzhou Qinlv Investment Consulting Co., Ltd. (Seal)
[Company seal is affixed]

Signature:	/s/ DONG Rongjie
Name:	DONG Rongjie
Title:	Legal Representative

Guangzhou Huya Information Technology Co., Ltd. (Seal)
[Company seal is affixed]

Signature:	/s/ DONG Rongjie
Name:	DONG Rongjie
Title:	Legal Representative

[Signature Page of Equity Interest Pledge Agreement]

Guangzhou Huya Information Technology Company Limited

Capital Contribution Certificate

We hereby certify that Guangzhou Qinlv Investment Consulting Co., Ltd. (Uniform Social Credit Code:                                         ) holds 0.99% of the equity interests of Guangzhou Huya Information Technology Co., Ltd. (the corresponding registered capital contribution is RMB200 million), such 0.99% equity interest have all been pledged to Guangzhou Huya Technology Company Limited.

Guangzhou Huya Information Technology Co., Ltd. (Seal)
[Company seal is affixed]

Signature: /s/ DONG Rongjie
Name: DONG Rongjie
Title: Legal Representative
Date: July 10, 2017

Appendix I

Exclusive Option Agreement

Shareholder Voting Rights Proxy Agreement

Exclusive Business Cooperation Agreement